Exhibit 99.1

Menlo Therapeutics Announces Positive Results from Phase
2 Trial of FCD105 for the Treatment of Moderate-to-Severe
Acne Vulgaris

The Company plans to present trial data along with a proposed Phase 3 development program in an End of Phase 2 meeting with the FDA before the end of this year.

BRIDGEWATER, New Jersey, June 02, 2020 -- Menlo Therapeutics Inc. (Nasdaq: MNLO) (“Menlo” or the “Company”), a specialty pharmaceutical company focused on developing and commercializing proprietary therapies to address unmet needs in dermatology, today announced positive results from a Phase 2 clinical trial evaluating the preliminary safety and efficacy of FCD105 (3% minocycline / 0.3% adapalene foam), the first ever topical minocycline-based combination product, for the treatment of moderate-to-severe acne vulgaris. Study FX2016-40 enrolled 447 patients in the United States who were randomized to either FCD105 foam, 3% minocycline foam, 0.3% adapalene foam, or vehicle foam. The Company has begun preparations to conduct an End of Phase 2 meeting with the FDA before the end of this year.

FCD105 showed a highly statistically significant improvement compared to vehicle for the endpoints of (1) Investigator’s Global Assessment (IGA) treatment success (IGA score “0” or “1” and at least a two-grade improvement from baseline) and (2) absolute change from baseline in mean inflammatory counts at Week 12. The proportion of patients achieving IGA treatment success in the FCD105 treatment group was 35.9% compared to 15.7% of patients in the vehicle treatment group (p=0.0003). Absolute reduction in inflammatory lesion counts at Week 12 was -19.4 (-64.1%) for the FCD105 treatment group compared to -15.58 (-50.9%) for the vehicle treatment group (p=0.0020).

The trial was not originally powered to demonstrate a statistical difference between FCD105 and either 3% minocycline foam or 0.3% adapalene foam treatments; however, the majority of these comparisons did show a statistically significant improvement of FCD105 at Week 12. Numerical improvement was observed for FCD105 on all efficacy endpoints for these comparisons at Week 12.

Absolute reduction in non-inflammatory lesion counts at Week 12 was also assessed with a mean lesion count reduction of -24.94 (-51.0%) for the FCD105 treatment group compared to -22.87 (-45.9%) for the vehicle treatment group. Although numerical improvement was shown, this was not statistically significant, which has been attributed to outlier results affecting both FCD105 and vehicle treatment groups. Conversely, absolute reduction in non-inflammatory lesion counts at Week 12 for FCD105 did show a statistically significant improvement compared to each of (1) 3% minocycline foam and (2) 0.3% adapalene foam.

The most commonly reported treatment-emergent adverse event in the trial was upper respiratory tract infection (4.9% in the vehicle treatment group) with dry skin being the most commonly reported cutaneous adverse event (3.6% in the 0.3% adapalene treatment group). The majority of adverse events were assessed as mild in severity. There were no serious adverse events.

FCD105 was comparably tolerated to vehicle in all local skin tolerability assessments with 93% or greater of severity scores being assessed as “none” or “mild” for burning/stinging, itching, dryness, scaling, erythema and hyperpigmentation.

“We are pleased with the results of this study. The data suggests FCD105 has the potential to be a best-in-class treatment for patients with acne and could provide an important new treatment option for this challenging condition,” said Dr. Iain Stuart, Chief Scientific Officer of Menlo. “We look forward to engaging with the FDA on these data and our plans for the Phase 3 program.”

About Study FX2016-40

Study FX2016-40 is a prospective, randomized, double-blind, vehicle-controlled Phase 2 trial that enrolled patients aged 12 years and older with a clinical diagnosis of moderate-to-severe acne vulgaris. Patients were randomized to one of four treatment arms: FCD105 foam, 3% minocycline foam, 0.3% adapalene foam, or vehicle foam and self-applied their assigned treatment once daily for 12 weeks. The primary efficacy endpoints were: (1) the proportion of patients achieving treatment success at Week 12 based on an Investigator's Global Assessment (success is defined as a score of 0 "clear" or 1 "minimal" and at least a two-grade improvement from baseline), (2) the mean change from baseline in inflammatory lesion counts in each treatment group at Week 12, and (3) the mean change from baseline in non-inflammatory lesion counts in each treatment group at Week 12. Safety evaluations include reported adverse events, local skin tolerability assessments, physical examinations and vital signs.

About Acne Vulgaris

Acne is a chronic, inflammatory skin condition that affects the skin's oil glands and hair follicles. It is characterized by both inflammatory lesions (papules and pustules) and non-inflammatory lesions (open and closed comedones) affecting primarily the face and other areas of the body. Acne affects approximately 40 to 50 million people in the U.S. alone, of whom approximately 10 million have moderate-to-severe disease that significantly impacts self-esteem and quality of life. For most people, acne diminishes over time and tends to disappear or decrease, by age 25. However, some individuals, particularly women, can experience acne much later in life.

About FCD105

FCD105 is Menlo’s proprietary 3% minocycline, 0.3% adapalene combination foam formulation intended for the treatment of moderate-to-severe acne vulgaris. FCD105 combines the bacteriostatic and anti-inflammatory properties of minocycline with the third-generation retinoid, adapalene, which acts in regulating the differentiation of follicular epithelial cells. Oral minocycline and topical adapalene products are approved for use in the treatment of acne vulgaris in the United States, with the latter available in combination and as monotherapy. Pending a successful development program, the FCD105 new drug application is intended to be filed under the FDA’s 505(b)(2) regulatory pathway.

About Menlo

Menlo Therapeutics Inc. recently combined with Foamix Pharmaceuticals Ltd. to form a different type of biopharmaceutical company working to solve some of today’s most difficult therapeutic challenges in dermatology and beyond.

With expertise in topical medicine innovation as a springboard, the Company is working to develop and commercialize a variety of solutions using its proprietary Molecule Stabilizing Technology (MST™), and has received FDA approval for AMZEEQ® (minocycline) topical foam, 4%, the world’s first topical minocycline, and now also for ZILXI™ (minocycline) topical foam, 1.5%, the first minocycline product of any kind to be approved by the FDA for use in rosacea.

For more information about Menlo or its investigational products, visit www.menlotherapeutics.com. Menlo may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Menlo’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding expectations with respect to the financial results of Menlo and statements regarding the development and commercialization of Menlo’s products and product candidates and other statements regarding the future expectations, plans and prospects of Menlo. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on Menlo’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to the COVID-19 pandemic and its impact on our business operations; adverse events associated with the commercialization of our products; the outcome and cost of clinical trials for current and future product candidates; determination by the FDA that results from Menlo’s clinical trials are not sufficient to support registration or marketing approval of product candidates; the outcome of pricing, coverage and reimbursement negotiations with third party payors for AMZEEQ, ZILXI or any other products or product candidates that Menlo may commercialize in the future; whether, and to what extent, third party payors impose additional requirements before approving AMZEEQ or ZILXI prescription reimbursement; the eligible patient base and commercial potential of AMZEEQ, ZILXI or any of Menlo’s other product or product candidates; risks that Menlo’s intellectual property rights, such as patents, may fail to provide adequate protection, may be challenged and one or more claims may be revoked or interpreted narrowly or will not be infringed; risks that any of Menlo’s patents may be held to be narrowed, invalid or unenforceable or one or more of Menlo’s patent applications may not be granted and potential competitors may also seek to design around Menlo’s granted patents or patent applications; additional competition in the acne and dermatology markets; risks related to our indebtedness; inability to raise additional capital on favorable terms or at all; Menlo’s ability to recruit and retain key employees; and Menlo’s ability to stay in compliance with applicable laws, rules and regulations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Menlo’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in Menlo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as discussions of potential risks, uncertainties, and other important factors in Menlo’s subsequent filings with the U.S. Securities and Exchange Commission. Although Menlo believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and Menlo undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

Media Relations:

Bridgette Potratz

Zeno Group

312-755-5462, x5516

bridgette.potratz@zenogroup.com

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

646-889-1200

jallaire@lifesciadvisors.com